Exhibit 3.2

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF VERAZ NETWORKS, INC.

VERAZ NETWORKS, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: The name of the Corporation is Veraz Networks, Inc.

SECOND: The original name of this company was Softswitch Enterprises, Inc., and the date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was October 18, 2001. The name of this company was changed to NexVerse Networks, Inc. with the filing of a Certificate of Amendment of the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 11, 2001. The name of this company was changed to Veraz Networks, Inc. with the filing of an Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware on December 31, 2002.

THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended with the addition of a newly created Section (D) of Article IV as follows:

“D. Effective as of 5:00 p.m., Eastern Daylight time, on October 1, 2010 (the “Effective Time”), each five shares of the Corporation’s Common Stock, par value $0.0001 per share, issued and outstanding prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.0001 per share, of the Corporation. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, be entitled to receive cash for such holder’s fractional share based upon the average closing sales price of the Corporation’s Common Stock as reported on The NASDAQ Stock Market for the 10 trading days immediately prior to the date on which this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation is filed with the Secretary of State of the State of Delaware, or, if no such sale takes place on such days, the average of the closing bid and asked prices for such days as reported on The NASDAQ Stock Market.”

FOURTH: This Certificate of Amendment to the Amended and Restated Certificate of Incorporation was submitted to the stockholders of the Corporation and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporate Law of the State of Delaware at a special meeting of the stockholders of the Corporation.

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IN WITNESS WHEREOF, Veraz Networks, Inc. has caused this Certificate of Amendment to be signed by its Chief Executive Officer as of September 30, 2010.

VERAZ NETWORKS, INC.

By:	/s/ Doug Sabella
Name:	Doug Sabella
Title:	President and CEO

2.